Exhibit 10.9

AGILENT TECHNOLOGIES, INC.

1999 Stock Plan

Stock Award Agreement (“Award Agreement”)

Under

The Long-Term Performance Program

For Awards Granted to Employees in the United Kingdom

Section 1.              Grant of Stock Award.  This Stock Award Agreement, dated as of the date of grant indicated in your account maintained by the company providing administrative services in connection with the Plan (as defined below) (the “External Administrator”), is entered into between Agilent Technologies, Inc. (the “Company”), and you as an individual who has been granted Restricted Stock Units (the “Awardee”) pursuant to the Agilent Technologies, Inc. 1999 Stock Plan (the “Plan”).  This Stock Award represents the right to receive the number of shares of the Company’s $0.01 par value voting common stock indicated in the Awardee’s External Administrator account subject to the fulfillment of the conditions set forth below and pursuant to and subject to the terms and conditions set forth in the Plan, the Long-Term Performance Program (“LTPP”) and the administrative rules thereunder.  Capitalized terms used and not otherwise defined herein are used with the same meanings as in the Plan.

Section 2.              Performance Period.  This Stock Award shall vest upon the achievement of objective business criteria (the “Objective Business Criteria”) as set forth under the LTPP over a period of three years from the date stated in Section 1 above.

Section 3.              Objective Business Criteria.  This Stock Award shall not vest and no shares of Common Stock will be issued to the Awardee until the Committee has certified in writing that the Objective Business Criteria set forth under the LTPP have been achieved or exceeded.

Section 4.              Acceptance of Grant.  The Awardee may accept this Stock Award (within 30 days of the date stated in Section 1 above) by signing and delivering this Award Agreement to the stock plan administrator.

Section 5.              Nontransferability of Stock Award.  This Stock Award shall not be transferable by Awardee otherwise than by will or by the laws of descent and distribution.  The terms of this Stock Award shall be binding on the executors, administrators, heirs and successors of Awardee.

Section 6.              Termination of Employment or Service.

(a)           An Awardee who, whether voluntarily or involuntarily, terminates from the Company or otherwise ceases to be employed in a participating position at any time during a Performance Period, shall not be eligible to receive a payout except as set forth in this Section 6.  Except as provided in this Section 6, in order to receive payment of the Stock Award upon vesting, the Awardee must be listed on the payroll of the Company or an Affiliate on the date when the Stock Award is paid out.

Except as the Committee may otherwise determine, termination of Awardee’s employment or service for any reason shall occur on the date such Awardee ceases to perform services for the Company or any Affiliate without regard to whether such Awardee continues thereafter to receive any compensatory payments therefrom or is paid salary thereby in lieu of notice of termination or, with respect to a member of the Board who is not also an employee of the Company or any Subsidiary, the date such Awardee is no longer a member of the Board.

(b)           An Awardee who dies or terminates employment as a result of becoming totally and permanently disabled during a Performance Period shall have paid to his or her estate or designated beneficiaries or, in the case of disability, either (i) him or her or (ii) his or her legally appointed guardian, at the end of the Performance Period, a payout based on the full amount of the specified percentage of the Target Award determined by the Committee under Section 3 for the full Performance Period; except that, with respect to any Performance Period in which such death or termination of employment occurs during the first 12 months of the Performance Period, the payout for such Performance Period shall equal an amount calculated by multiplying (a) the Award determined under Section 3 for the full Performance Period times (b) a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the date of such death or termination of employment, and the denominator of which is the number of days in the 12-month period.  With respect to the Performance Period that commenced November 1, 2003 only, the amount of the payout will be paid within 180 days of the date of death or termination and will be prorated on the basis of the percentage of time from the commencement of the Performance Period to the date of death or termination over the full Performance Period and will be based on the amount of the Target Award.

(c)           Unless otherwise required under local law, an Awardee who retires (in accordance with the Company’s then current retirement policy) during a Performance Period shall, at the end of the Performance Period, be entitled to receive his or her Long-term Performance Program payout based on the full amount of the specified percentage of the Target Award determined by the Committee under Section 3 for the full Performance Period; except that, with respect to any Performance Period in which such retirement occurs during the first 12 months of the Performance Period, the payout for such Performance Period shall equal an amount calculated by multiplying (a) the amount determined  under Section 3 for the full Performance Period times (b) a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the date of such retirement, and the denominator of which is the number of days in the 12-month period.  With respect to the Performance Period that commenced November 1, 2003 only, the payout, if any, will be prorated on the basis of the percentage of time from the commencement of the Performance Period to the date of retirement over the full Performance Period.

(d)           An Awardee who is demoted from eligibility and accordingly ceases to be employed in a participating position at any time during a Performance Period shall, at the end of the Performance Period, be entitled to receive his or her Long-term Performance Program payout based on the full amount of the specified percentage of the Target Award determined by the Committee under Section 3 for the full Performance Period; except that, with respect to any Performance Period in which such demotion occurs during the first 12 months of the Performance Period, the payout for such Performance Period shall equal an amount calculated by multiplying (a) the amount determined  under Section 3 for the full Performance Period times (b) a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the date of such demotion, and the denominator of which is the number of days in the 12-month period.  With respect to the Performance Periods that commenced November 1, 2003 and November 1, 2004 only, the payout, if any, will be prorated on the basis of the percentage of time from the commencement of the Performance Period to the date of demotion over the full Performance Period.

(e)           An Awardee who terminates employment at any time during a Performance Period under a Workforce Management Program of the Company or its Subsidiary shall, at the end of the Performance Period, be entitled to receive his or her Long-term Performance Program payout based on the full amount of the specified percentage of the Target Award determined by the Committee under Section 3 for the full Performance Period; except that, with respect to any Performance Period in which such termination of employment occurs during the first 12 months of the Performance Period, the payout for such Performance Period shall equal an amount calculated by multiplying (a) the amount determined  under Section 3 for the full Performance Period times (b) a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the date of such termination of employment, and the denominator of which is the number of days in the 12-month period.  With respect to the Performance Periods that commenced November 1, 2003 and November 1, 2004 only, an Awardee who ceases to be employed under a Workforce Management Program of the Company or its Subsidiary at any time during a Performance Period, shall not be eligible to receive a payout with respect to such Performance Periods.

(f)      In the event of a Change In Control of the Company (as defined in Section 15(c) of the Plan or any successor), an Awardee shall, at the earlier of the end of the Performance Period or the termination date of the LTPP, be guaranteed to receive a Long-term Performance Program payout that is equivalent to the greater of the Target Award or the accrued amount of the payout (i.e., the amount accrued as the expected liability for this LTPP by the Company’s corporate finance department); such payout to be prorated, with respect to Performance Periods commencing prior to November 1, 2006, on the basis of the percentage of time from the commencement of the Performance Period to the date of the closing of the Change In Control, and, with respect to Performance Periods commencing on and after November 1, 2006, on the basis of the days elapsed during the first 12 months of the Performance Period.

Section 7.               Elections.  The vesting of the Stock Award is subject to the execution by Awardee of a joint election between the Company and/or the Employer and Awardee (the “Election”), the form of such Election being formally approved by HM Revenue & Customs (the “U.K. Revenue”) and such approval remaining in force to provide for the shifting of any Secondary Class 1 National Insurance Contributions (“Employer NICs”) liability arising in connection with the vesting of the Stock Award from the Company and/or the Employer to Awardee.  By accepting the Stock Award, Awardee consents and agrees to satisfy any liability for Employer NICs that may be payable by the Company and/or the Employer in connection with the vesting of the Stock Award.  Awardee further agrees that the Company and/or the Employer may collect the Employer NICs from Awardee by any of the means set forth in

Section 9 of this Award Agreement.  Based on the foregoing, Awardee agrees to execute an Election with the Company and/or the Employer, and any other consents or elections required to accomplish the above, promptly upon request.  If Awardee does not enter into an Election prior to the first vesting date, or if the Election is revoked at any time by the U.K. Revenue, the Stock Award shall become null and void without any liability to the Company and/or the Employer and may not vest and shall lapse with immediate effect.

Section 8.              Restrictions on Sale of Shares.  The Company shall not be obligated to issue any shares of Common Stock pursuant to this Stock Award unless the shares are at that time effectively registered or exempt from registration under the U.S. Securities Act of 1933, as amended, and, as applicable, local laws.

Section 9.              Responsibility for Taxes.  Regardless of any action the Company or Awardee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (the “Tax-Related Items”), Awardee acknowledges that the ultimate liability for all Tax-Related Items legally due by Awardee is and remains Awardee’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Award, including the grant and vesting of the Stock Award, the subsequent sale of shares of Common Stock acquired pursuant to the Stock Award and the receipt of any dividends or other distributions, if any; and (2) do not commit to structure the terms of the grant or any aspect of the Stock Award to reduce or eliminate Awardee’s liability for Tax-Related Items.

Awardee authorizes the Company and/or the Employer to, in the sole discretion of the Company and/or the Employer, withhold all applicable Tax-Related Items legally payable by Awardee from Awardee’s wages or other cash compensation paid to Awardee by the Company and/or the Employer, within legal limits, or from proceeds of the sale of shares of Common Stock.  Alternatively, or in addition, if permissible under local law, the Company may in its sole discretion (1) sell or arrange for the sale of shares of Common Stock that Awardee acquires to meet the withholding obligation for Tax-Related Items, and/or (2) to the extent the Awardee has not already paid an amount sufficient to cover the Tax-Related Items, withhold in shares of Common Stock, provided that the Company only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount.  Finally, Awardee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Awardee’s participation in the Plan or Awardee’s acquisition of shares of Common Stock that cannot be satisfied by the means previously described.  The Company may refuse to deliver the shares of Common Stock if Awardee fails to comply with Awardee’s obligations in connection with the Tax-Related Items as described in this section.

If payment or withholding of the income tax due is not made within 90 days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items shall constitute a loan owed by the Awardee to the Employer, effective on the Due Date.  The Awardee agrees that the loan will bear interest at the then-current U.K. Revenue Official Rate, it will be immediately due and repayable, and the Company or the

Employer may recover it at any time thereafter by any of the means referred to above.  If the Awardee fails to make satisfactory arrangements for the payment of any Tax-Related Items at the time any applicable Stock Awards otherwise are scheduled to vest, the Awardee acknowledges and agrees that the Company may refuse to deliver such shares to the Awardee.  The Company may refuse to deliver the shares of Common Stock if Awardee fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section.

Section 10.            Adjustment.  The number of shares of Common Stock subject to this Stock Award and the price per share, if any, of such shares may be adjusted by the Company from time to time pursuant to the Plan.

Section 11.            Nature of the Award.  By accepting this Stock Award, Awardee acknowledges that:

(1)           the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement;

(2)           the grant of the Stock Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Award, or benefits in lieu of Stock Awards, even if Stock Awards have been granted repeatedly in the past;

(3)           all decisions with respect to future Stock Award grants, if any, will be at the sole discretion of the Company;

(4)           participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Awardee’s employment relationship at any time;

(5)           participating in the Plan is voluntary;

(6)           the Stock Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Awardee’s employment contract, if any;

(7)           the Stock Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company or the Employer;

(8)           in the event Awardee is not an employee of the Company, the Stock Award will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Stock Award will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company;

(9)           the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(10)         if Awardee accepts the Stock Award and obtains shares of Common Stock, the value of those shares of Common Stock acquired may increase or decrease in value;

(11)         in consideration of the grant of the Stock Award, no claim or entitlement to compensation or damages shall arise from termination of the Stock Award or diminution in value of the Stock Award or shares of Common Stock acquired under the Stock Award resulting from termination of Awardee’s employment by the Company or the Employer and Awardee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Award Agreement, Awardee shall be deemed irrevocably to have waived Awardee’s entitlement to pursue such claim; and

(12)         the Awardee acknowledges that this Award Agreement is between the Awardee and the Company, and that the Awardee’s local employer is not a party to this Award Agreement.

Section 12.  Data Privacy.  The Awardee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Awardee’s personal data as described in this document by and among, as applicable, the Company and Employer for the exclusive purpose of implementing, administering and managing Awardee’s participation in the Plan.

Awardee hereby understands that the Company and the Employer hold certain personal information about the Awardee, including, but not limited to, Awardee’s name, home address and telephone number, date of birth, or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Stock Awards or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Awardee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).  Awardee hereby understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Awardee’s country or elsewhere, such as outside the European Economic Area, and that the recipient’s country may have different data privacy laws and protections than Awardee’s country.  Awardee hereby understands that Awardee may request a list with the names and addresses of any potential recipients of the Data by contacting Awardee’s local human resources representative.  Awardee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Awardee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Awardee may elect to deposit any Common Stock acquired upon vesting of the Stock Award.  Awardee hereby understands that Data will be held only as long as is necessary to implement, administer and manage the Awardee’s participation in the Plan.  Awardee hereby understands that Awardee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Awardee’s local human resources representative.  Awardee hereby understands, however, that refusing or withdrawing the Awardee’s consent may affect the Awardee’s ability to participate in the Plan.  For more information on the consequences of Awardee’s refusal to consent or withdrawal of consent, Awardee understands that he or she may contact his or her human resources representative responsible for Awardee’s country at the local or regional level.

Section 13.            No Rights Until Issuance.  Notwithstanding Section 12(f) of the Plan, Awardee shall have no rights hereunder as a shareholder with respect to any shares subject to this Stock Award until the date that shares of Common Stock are issued to the Awardee.  The Committee may not use its discretion to substitute a cash payment in lieu of shares of Common Stock.

Section 14.            Governing Law.  This Award Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflicts of laws as provided in the Plan.

Section 15.            Amendment.  This Stock Award may be amended as provided in the Plan and the LTPP, provided that in no event may the Stock Award be amended to provide for a cash equivalent payment to be made instead of shares of Common Stock.

Section 16.            Language.  If the Awardee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

Section 17.            Electronic Delivery.  the Company may, in its sole discretion, decide to deliver any documents related to the Stock Award granted under (and participation in) the Plan or future awards that may be granted under the Plan by electronic means or to request the Awardee’s consent to participate in the Plan by electronic means.  The Awardee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Section 18.            Severability.  The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Section 19.            Entire Agreement.  The Plan is incorporated herein by reference.  The Plan, the LTPP and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee.

AGILENT TECHNOLOGIES, INC.

[Name]
[Title]

Accepted and agreed as to the foregoing:

AWARDEE

Name

Date